                                                                   EXHIBIT 10.23

                   [LETTERHEAD OF BAMBOO.COM APPEARS HERE]

                                                                    June 1, 1999


Mark Searle
bamboo.com, Inc.
124 University Avenue
Palo Alto, California 94301

                 Re: Amended and Restated Employment Agreement
                     -----------------------------------------

Dear Mark:

     This letter agreement (the "Letter Agreement") is entered into as of January 25, 1999 (the "Effective Date"), by and between bamboo.com, Inc., a Delaware corporation (the "Company"), and Mark Searle, an individual ("Employee").

     1.   Employment and Duties. Commencing on January 25, 1999 Employee will
          ---------------------
serve as Chief Operating Officer of the Company.

     2.   At-Will Employment. Employee's employment with the Company is for no
          ------------------
specified period and constitutes at-will employment. As a result, Employee is free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with Employee at any time, with or without cause.

     3.   Salary. For all services to be rendered by Employee pursuant to this
          ------
Letter Agreement, the Company agrees to pay Employee during Employee's period of employment a salary at an annual rate of $120,000 (the "Salary"). The Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. The Company agrees to review the Salary annually and to make increases, if any, as the Company may approve in its sole discretion.

     4.   Stock Options.
          -------------

          (a)  Option. The Company shall grant Employee an option to purchase
               ------
40,000 shares of the Company's common stock, and a second option to purchase 20,000 shares of the Company's common stock, each with an exercise price equal to the fair market value of the Company's common stock per share (collectively, the "Option").

          (b)  Option Provisions. The Option shall be granted under the Stock
               -----------------
Option Plan and shall be subject to the terms and conditions (including vesting) of the Stock Option Plan and

Mark Searle
June 1, 1999
Page 2


Employee's option agreement. The Stock Option Plan may be modified from time to time by the Company's Board of Directors. Notwithstanding the foregoing, the Company's Board of Directors may, in its discretion, grant the Option outside of the Stock Option Plan, and any such Options shall include such other terms as the Board of Directors may specify.

     5.  Other Benefits. During the Employment Period, Employee shall be
         --------------
entitled to participate in all other employee benefit plans, programs, insurances, and perquisites of the Company accorded to other employees of the Company at Employee's same or similar level of seniority. The Company may modify the benefits it offers to its employees from time to time as it deems necessary.

     6.  Vacations and Holidays. Employee shall be entitled to the amount of
         ----------------------
paid vacation and Company holidays accorded to employees of the Company at Employee's same or similar level of seniority in accordance with the Company's policies in effect from time to time; provided, however, that such amount of paid vacation shall in no event be less than two (2) weeks annually.

     7.  Termination Benefits. In the event Employee's employment terminates,
         --------------------
then Employee shall be entitled to receive severance and other benefits, if any, in accordance with Employee's option agreements and the Company's written policies, if any, in effect from time to time for employees of the Company at Employee's same or similar level of seniority. In addition, upon termination without "Cause", as that term is defined in Employee's option agreements, Employee will receive "severance" pay equal to 20% of Employee's annual salary.

     8.  Confidential Information. Employee will be expected to sign and comply
         ------------------------
with the Company's Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during Employee's employment at the Company and nondisclosure of proprietary information.

     9.  Miscellaneous. This Letter Agreement, and any written plan or agreement
         -------------
referred to herein, represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification of any of the provisions of this Letter Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party. Whenever possible, each provision of this Letter Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Letter Agreement will be reformed, construed and enforced in such jursdiction as if such invalid, illegal or unenforceable provision had never been

Mark Searle
June 1, 1999
Page 3


and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Letter Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

     Kindly confirmed your agreement with, and acceptance of, all of the foregoing by signing this Letter Agreement where indicated below.



                                    Very truly yours,

                                    BAMBOO.COM, INC.

                                    By: /s/ Leonard McCurdy
                                       ---------------------------------------
                                    Name:   Leonard McCurdy
                                         -------------------------------------
                                    Title:  Chairman & Chief Executive Officer
                                          ------------------------------------


UNDERSTOOD AND AGREED:
                                          REVIEWED BY LEGAL
Mark Searle
                                          AHF        6/2/99
                                          --------  ---------
/s/ Mark Searle
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Signature